Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: Chris Coonfield, Manager- Investor Relations

(713) 623-0790

Cornell Companies Reports Third-Quarter 2009 Results

Updates Guidance for Fourth Quarter and Full Year 2009

Houston, TX (November 5, 2009) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and nine months ended September 30, 2009.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “In the third quarter, we performed to plan despite customer budget problems.  As we previously announced, we received an award from the Alaska Department of Corrections to house up to 1,000 of their inmates at our new facility in Hudson, Colorado that we expect to ramp by the end of the year.  Combined with our confidence to execute to plan across the rest of our operations through year end, we believe the Company will finish the year well positioned to continue our growth in 2010 despite another challenging budget year for customers.”

Third-Quarter Summary (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
As Reported	9/30/2009	9/30/2008	9/30/2009	9/30/2008
Revenue from operations	$103,279	$95,187	$308,323	$285,225
Income from operations	18,594	14,037	53,972	43,442
Net income	7,206	4,915	20,568	14,896
Income available to stockholders	6,693	4,828	19,182	14,809
EPS – diluted	$0.45	$0.32	$1.28	$1.00
Diluted shares outstanding used in per share computation	14,995	14,915	14,968	14,867

Higher Net Income on Increased Revenues

Revenues grew 8.5 percent to $103.3 million for the third quarter of 2009 from $95.2 million in the 2008 period.  Much of the increase came from the expansions of the Great Plains Correctional Facility (Great Plains) and the Walnut Grove Youth Correctional Facility (Walnut Grove) in the third quarter of 2008, as well as higher populations at the Regional Correctional Center (RCC).  Average contract occupancy levels were 90.6 percent for our residential facilities compared with 90.0 percent in last year’s third quarter.

Income from operations of $18.6 million for the third quarter of 2009 improved from $14.0 million in the third quarter of 2008.  This 32.5 percent increase was related in part to the higher revenues mentioned above.  For the third quarter of 2009, the Company reported an increase in net income of 46.6 percent to $7.2 million, from net income of $4.9 million in last year’s third quarter.  In the third quarter of 2009 the Company also reported an increase in income available to stockholders of 38.6 percent to $6.7 million, or $0.45 per diluted share, from income available to stockholders of $4.8 million, or $0.32 per diluted share, in last year’s third quarter.

MORE

The Company capitalized no interest in the third quarter of 2009, compared with capitalized interest of $1.0 million (or $0.04 per diluted share, after taxes) in the third quarter of 2008.

Increased Revenues, Net Income for the Nine-Months

For the nine months ended September 30, 2009, revenues grew 8.1 percent to $308.3 million from $285.2 million for the first nine months of 2008.  The increase was principally related to the facility expansions and occupancy growth at those programs mentioned earlier.  In addition, the 2008 period included approximately $1.5 million resulting from the guaranteed population contract at the RCC for the contract period ended March 2008.

Higher revenues increased income from operations to $54.0 million for the 2009 nine month period compared with $43.4 million in the prior year’s nine month period.  Net income was $20.6 million compared with net income of $14.9 million in the previous year’s first nine months.  For the nine months ended September 30, 2009, the Company reported an increase in income available to stockholders of 29.5 percent to $19.2 million, or $1.28 per diluted share, from income available to stockholders of $14.8 million, or $1.00 per diluted share, in last year’s nine month period.  The Company capitalized interest of $0.7 million (or $0.03 per diluted share, after taxes) in the first nine months of 2009.  2008 results included pre-tax capitalized interest of $2.3 million (or $0.09 per diluted share, after taxes), and revenues of approximately $1.5 million from the RCC true-up calculation mentioned earlier.

Earnings Outlook for Fourth Quarter and Full Year 2009

As previously announced on September 30, 2009, we are activating our Hudson Correctional Facility for our contract with the State of Alaska Department of Corrections sooner than previously forecast. Though we did not incur material expenses for the activation in the third quarter, we expect to incur additional net start-up costs of approximately $0.11 to $0.12 per share in the fourth quarter.  Aside from these start-up costs, there are no material changes to our guidance assumptions for the fourth quarter and full year 2009.  As a result, management expects 2009 earnings for the fourth-quarter to range from $0.32 to $0.35 per share.  For the full year, management anticipates earnings of $1.60 to $1.63 per share.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 2:00 p.m. Eastern time today.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  An audio replay and podcast will be available on the above Website, or can otherwise be heard by dialing (800) 406-7325 or (303) 590-3030 and providing confirmation code 4175248.  The replay will be available through Thursday, November 12, 2009 by phone and through Friday, November 5, 2010 on the Web site.  This earnings release can be found on Cornell’s Website under “Investor Relations – Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s outlook for 2009, ability to succeed, growth for 2009, long-term demand, future earnings, facility expansions including those at D. Ray James Prison, new facility in Hudson, Colorado, results of operations and effective tax rate, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to risks and uncertainties associated with general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy, Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by government agencies and other third parties, access to capital and other risks and uncertainties detailed in the Company’s most recent Form 10-K and other filings made by us from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from the statements made.  All information set forth in this release is current as of the date of this release. Cornell undertakes no duty to update any statement in light of new information or future events.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.  Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy.  At September 30, 2009, the Company had 69 facilities in 15 states and the District of Columbia and a total service capacity of 20,667.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$103,279	$95,187	$308,323	$285,225
Operating expenses	74,419	71,234	222,044	209,723
Depreciation and amortization	4,460	4,466	14,093	12,843
General and administrative expenses	5,806	5,450	18,214	19,217
Income from operations	18,594	14,037	53,972	43,442
Interest expense, net	6,376	5,754	18,905	17,615
Income before provision for income taxes and non-controlling interest	12,218	8,283	35,067	25,827
Provision for income taxes	5,012	3,368	14,499	10,931
Net income	7,206	4,915	20,568	14,896
Non-controlling interest	513	87	1,386	87
Income available to stockholders	$6,693	$4,828	$19,182	$14,809

Earnings per share:
- Basic	$0.45	$0.33	$1.29	$1.01
- Diluted	$0.45	$0.32	$1.28	$1.00

Number of shares used in per share computation:
- Basic	14,886	14,734	14,880	14,715
- Diluted	14,995	14,915	14,968	14,867

Total service capacity (end of period)	20,667	20,191	20,667	20,191
Contracted beds in operation (end of period)	17,480	17,017	17,480	17,017
Average contract occupancy (A)	90.6%	90.0%	91.6%	92.7%

(A)      Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. In addition, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:

(in thousands)

	September 30,	December 31,
	2009	2008
Cash and cash equivalents	$4,972	$14,613
Working capital	56,789	49,385
Property and equipment, net	451,944	450,354
Total assets	635,948	636,921
Long-term debt	292,798	308,070
Total debt	306,211	320,482
Stockholders’ equity	251,478	228,167

MCF Reserve Balances:
Bond Fund Payment Account	3,907	10,286
Debt Service Reserve Fund	23,370	23,750

CORNELL COMPANIES, INC.

OPERATING STATISTICS FROM CONTINUING OPERATIONS

For the Three and Nine Months Ended September 30, 2009 and 2008

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
		%		%		%		%
Contracted beds in operation(1):
Adult Secure Services	13,493	77%	12,793	75%	13,493	77%	12,793	75%
Adult Community-based Services	2,625	15%	2,671	16%	2,625	15%	2,671	16%
Abraxas Youth & Family Services	1,362	8%	1,553	9%	1,362	8%	1,553	9%
Total	17,480	100%	17,017	100%	17,480	100%	17,017	100%

Number of billed mandays:
Adult Secure Services	1,073,856	66%	969,014	65%	3,203,837	66%	2,808,967	63%
Adult Community-based Services:
Residential	274,811	17%	245,031	16%	787,940	16%	755,700	17%
Non-residential(2)	52,966	3%	59,643	4%	166,971	3%	178,943	4%
Abraxas Youth & Family Services:
Residential	109,456	7%	106,567	7%	322,329	7%	325,531	7%
Non-residential(2)	114,434	7%	122,880	8%	373,384	8%	390,932	9%
Total	1,625,523	100%	1,503,135	100%	4,854,461	100%	4,460,073	100%

Revenues (in 000’s):
Adult Secure Services	$57,686	56%	$51,470	54%	$173,819	56%	$151,673	53%
Adult Community-based Services:
Residential	18,267	17%	16,776	17%	52,771	17%	50,207	17%
Non-residential	647	1%	710	1%	1,658	1%	2,454	1%
Abraxas Youth & Family Services:
Residential	21,425	21%	20,662	22%	63,139	20%	62,186	22%
Non-residential	5,254	5%	5,569	6%	16,936	6%	18,705	7%
Total	$103,279	100%	$95,187	100%	$308,323	100%	$285,225	100%

Average revenue per diem:
Adult Secure Services	$53.72		$53.12		$54.25		$54.00
Adult Community-based Services:
Residential	$66.47		$68.46		$66.97		$66.44
Non-residential(2)	$12.22		$11.90		$9.93		$13.71
Abraxas Youth & Family Services:
Residential	$195.74		$193.89		$195.88		$191.03
Non-residential(2)	$45.91		$45.32		$45.36		$47.85
Total	$63.54		$63.33		$63.51		$63.95

Income from Operations (in 000’s)(3):
Adult Secure Services	$15,932		$13,896		$50,545		$44,782
Adult Community-based Services	6,469		4,603		17,099		14,090
Abraxas Youth & Family Services	2,289		1,696		6,216		5,831

(1) Residential contract capacity only.

(2) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

(3) Segment-level income from operations exclude general and administrative expenses, amortization of intangibles and corporate overhead charges that are included in consolidated income from operations.

###